For Immediate Release:

Contact: Wynne Waltman

225-767-8520

MD TECHNOLOGIES CLOSES $5 MILLION

PUBLIC OFFERING OF DEBENTURES

BATON ROUGE, LA--July 6, 2005: MD Technologies Inc. (OTCBB: "MDTO.OB") of Baton Rouge, LA, announces that it sold $5 million of convertible debentures on July 5, 2005. These debentures were sold pursuant to a public offering that the Securities and Exchange Commission declared effective on Friday, July 1. The company will use the proceeds of the offering to expand its billing and accounts receivable management business by acquiring medical billing companies in Louisiana and the southeastern United States. "This shows a tremendous confidence in our business model," acknowledges William D. Davis, Chairman of the Board. "This round of funding will allow us to rapidly expand our customer and revenue base through acquisitions as we continue to grow our business and technology through our internal sales and R&D efforts."

MD Technologies, headquartered in Baton Rouge, is a leading provider of practice management software solutions and billing and accounts receivable management to small physician practices. MD Technologies' key product line is Medtopia Healthcare Information Systems, a suite of Internet-based business applications and services designed for the healthcare industry. The Medtopia suite includes Medtopia Manager, a practice management system for physician's practices, Medtopia EMR, an electronic medical record product, and Medtopia Expert, the company's medical billing and accounts receivable service.

"Our core business is in offering physicians a more efficient way to manage their practices; acquiring medical billing companies is the next logical step in our business strategy," notes William D. Eglin, President & CEO. "We are confident that our technology and business processes, when combined with other well-run and successful healthcare service companies, will allow us to create a presence in the marketplace that is unique and extremely competitive."

The debentures will mature on June 30, 2015 and pay 7.5% interest per annum, payable semi-annually. The debentures are convertible into shares of common stock of MD Technologies at a price of $2.25 per share starting on July 5, 2006. A portion of the proceeds from the debentures may also be used for working capital.

More information about Medtopia and MD Technologies Inc. is available online at www.medtopia.com. Interested medical billing companies can contact Vice President of Mergers & Acquisitions, Jose Canseco, 620 Florida St., Suite 200, Baton Rouge, LA 70801; (225) 343-7169; jcanseco@medtopia.com; or online, www.medtopia.com.

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "expect" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products and services in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company's periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

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